Nuveen Municipal Value Fund, Inc. N-2ASR

Exhibit 99.(n)(2)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 26, 2024, with respect to the financial statements and financial highlights of Nuveen Municipal Value Fund, Inc.

Chicago, Illinois
March 27, 2026